Exhibit 99.3

CONTACT:	Corporate Communications
404-715-2554

Investor Relations
404-715-2170

Delta Air Lines Amends Credit Card Processing Agreement

Eliminates holdback, increasing unrestricted cash by approximately $800 million

ATLANTA, June 13, 2007 - Delta Air Lines (NYSE: DAL) announced today it has amended its Visa/MasterCard processing agreement to eliminate the $1.1 billion holdback previously required. This holdback consisted of an $800 million cash reserve and a related $300 million letter of credit. Pursuant to the amendment, the entire amount of the cash reserve was returned to Delta and the letter of credit was terminated. No future holdback or cash reserve is required except in limited circumstances. As a result of these changes, Delta expects to end the quarter with $4.2 billion in liquidity, including a fully available, $1 billion revolving line of credit.

“This new agreement reflects the strong confidence of the financial markets in our ability to deliver on our plan’s commitments,” said Edward H. Bastian, Delta’s executive vice president and chief financial officer.

The company also updated its June 2007 quarter guidance today, stating that it expects to achieve operating margins of 11 percent to 12 percent1. The company affirmed its previous capacity guidance issued in April 2007, which showed consolidated domestic capacity reductions of 4 percent to 6 percent, with an associated increase in international capacity of 14 percent to 16 percent, compared to the June 2006 quarter.

“Our plan remains on track, with our restructuring driving improvements to both unit revenues and unit costs,” Bastian continued. “In this highly competitive industry, Delta is uniquely positioned in its ability to reallocate existing assets to right-size the domestic network and focus on international growth opportunities.”

Delta also filed today a Form 8-K with the Securities and Exchange Commission that provides additional information about the amendment to the credit card processing agreement and the June 2007 quarter guidance.

About Delta
Delta Air Lines offers customers service to more destinations than any global airline with Delta and Delta Connection carrier service to 332 destinations in 57 countries. With more than 60 new international routes introduced in the last year, Delta has added more international capacity than all other U.S. airlines combined and is the leader across the Atlantic with flights to 36 trans-Atlantic destinations. To Latin America and the Caribbean, Delta offers nearly 700 weekly flights to 63 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on nearly 15,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 479 worldwide destinations in 105 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

1 Excludes $77 million in projected profit sharing expense, a $23 million estimated benefit from fresh start reporting and $26 million in projected share-based compensation expense. Including these items, operating margin for the June 2007 quarter is projected to be 10% - 11%.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with continuing interests arising in connection with our Chapter 11 proceedings; the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the effects of terrorist attacks; and competitive conditions in the airline industry.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of June 13, 2007, and which Delta has no current intention to update.

###